                                                                   EXHIBIT 99.2



            VISION TWENTY-ONE PROVIDES STRATEGIC INITIATIVES UPDATE


Largo, FL - December 11, 1999 - Vision Twenty-One, Inc. (Nasdaq: EYES), a vision care Company focused on the development of refractive eye laser and ambulatory surgery centers, disclosed that in connection with its previously announced strategic initiatives, it is currently conducting ongoing discussions with a number of eye care organizations related to a possible sale of either certain business units, or alternatively, a sale of the entire company. Paine Webber Incorporated is serving as the Company's financial advisor during the process.

The Company disclosed that it had amended its credit facility today with its bank syndicate to provide for additional capital for operations to the Company as it explores its strategic alternatives. The Company's bridge facility has been increased from a previously reported $3.0 million to $9.4 million. Additionally, the banks have extended waivers on a short term basis regarding certain covenants in the loan. The bridge loan term was extended to March 31, 2000.

The Company reported that it is making progress in its goal of exiting the practice management sector, as it has come to a tentative agreement with a number of practices in a short period of time. Under such arrangements the Company will receive a combination of cash and stock in return for a return of assets at the practices locations, and upon closing the Company's management obligations will terminate. In the interim as agreements are reached, the Company's management fee will be reduced to correspond with its reduced duties and obligations.

In a final announcement, the Company disclosed that it has hired Nightingale & Associates, LLC on a full time basis to assist in finance matters and to provide one of its partners, Howard Hoffmann, as the Company's interim chief financial officer. The Nightingale firm is a nationally recognized financial advisory group based out of Stanford, Connecticut. Mr. Hoffman replaces former chief financial officer, Richard Welch, who resigned from the Company this past week to pursue other interests.

Vision Twenty-One, Inc. is a vision care Company focused on the development of refractive eye laser and surgery centers. The Company is headquartered in Largo, FL., and maintains regional offices in Phoenix, Minneapolis and Somerset, NJ. For more Company information, visit our Web site at www.vision21.com.


                                      ###


This press release contains statements which may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Investors and prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors as set forth in the Company's From 8-K to be filed in connection with this release and from time to time in the Company's filings with the SEC. The Company undertakes no obligation to publicly update or revise the forward-looking statements made in this press release to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.